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                                                Filed Pursuant to Rule 424(b)(3)
                                                      Registration No. 333-98347



                            SUPPLEMENT TO PROSPECTUS

                           OCEANIC EXPLORATION COMPANY
                        21,000,000 SHARES OF COMMON STOCK
                  ISSUABLE UPON EXERCISE OF SUBSCRIPTION RIGHTS

THIS SUPPLEMENT TO PROSPECTUS IS INTENDED TO SUPPLEMENT THE PROSPECTUS DATED NOVEMBER 12, 2002, WITH RESPECT TO 21,000,000 SHARES OF COMMON STOCK OF OCEANIC EXPLORATION COMPANY. THIS SUPPLEMENT SHOULD BE READ IN CONJUNCTION WITH THE PROSPECTUS, INCLUDING THE RISK FACTORS IDENTIFIED IN THE PROSPECTUS.

       The subscription rights described in the Prospectus expired on December 16, 2002. The following subscriptions were accepted by Oceanic Exploration, resulting in gross proceeds of $3,150,000:

         o 12,543,365 shares of common stock, at an aggregate purchase price of $1,881,505, pursuant to the basic subscription rights, and

         o 8,456,635 shares of common stock, at an aggregate purchase price of $1,268,495, pursuant to the over-subscription privilege.

       Oceanic Exploration also received, but did not accept, subscriptions for an additional 985,642 shares of common stock pursuant to the over-subscription privilege. The $147,846 received by Oceanic Exploration as a result of these unaccepted subscriptions will be returned to the subscribing shareholders within 15 business days after the Expiration Date of the rights offering.

       The following shares of common stock were purchased by NWO Resources, Inc. and Cordillera Corporation in the rights offering pursuant to the basic subscription rights and the over-subscription privilege:

         o 18,013,311 shares of common stock were purchased by NWO Resources, Inc., and

         o 2,001,489 shares of common stock were purchased by Cordillera Corporation.

       After the completion of the rights offering, NWO Resources, Inc. now owns approximately 74%, and Cordillera Corporation now owns approximately 8%, of the outstanding shares of common stock of Oceanic Exploration.


           The date of this Prospectus Supplement is December 19, 2002